EXHIBIT 10


                                    AGREEMENT


         THIS AGREEMENT is made this 26th day of November, 1996 by and between FIRST VIRGINIA BANKS, INC., a Virginia bank holding corporation, (hereinafter "First Virginia"), and JAMES R. WHEELING, (hereinafter "Wheeling").

         WHEREAS, Wheeling is President and Chief Executive Officer of Premier Bankshares Corporation (hereinafter "Premier");

         WHEREAS,  Premier has entered into an  Agreement  with  Wheeling  dated
  September 22, 1993 (hereinafter, the "Change-in-Control Agreement") concerning, among other things, Wheeling's status in the event that Premier shall be merged with another institution or entity;

         WHEREAS,   Premier  has  entered   into  an   Agreement   and  Plan  of
  Reorganization with First Virginia whereby Premier shall be merged into First Virginia; and

         WHEREAS, First Virginia and Wheeling wish to establish a new set of terms which will govern Wheeling's employment relationship with First Virginia and/or one or more of its subsidiaries or affiliates beginning on the Effective Date of the Merger of Premier into First Virginia, which shall be contingent on the consummation of the Merger and shall then be in lieu of and supersede the Change-in-Control Agreement between Premier and Wheeling dated September 22, 1993;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth hereinbelow, the adequacy of which is hereby acknowledged, First Virginia and Wheeling do hereby agree as follows:

         1. On the Effective Date of the Merger of Premier with First Virginia, First Virginia shall cause Wheeling to be employed by its wholly owned subsidiary, First Virginia Bank-Southwest, as President and Chief Administrative Officer at a base annual salary of $154,000.00. Subject to the terms of this Agreement, First Virginia shall cause First Virginia Bank-Southwest to so employ Wheeling for a minimum period of three years from the Effective Date of the Merger.

         For a minimum period of three years, provided Wheeling continues to be employed by First Virginia Bank-Southwest, First Virginia shall cause First Virginia Bank-Southwest to pay Wheeling at least a minimum base salary of $154,000.00 and to assume Premier's split dollar insurance obligations with respect to Wheeling's present split dollar insurance. The base salary shall be paid in accordance with First Virginia Bank-Southwest's payroll policies and procedures. As an officer of First Virginia Bank-Southwest, Wheeling will be able to participate in First Virginia's Short Term and Long Term Disability Plans in accordance with the terms and conditions of those Plans commencing at the Effective Date of the Merger. On or before the Effective Date of the Merger, First Virginia also shall cause Wheeling to become a director of that Bank, subject to the same terms, duties, responsibilities and conditions as other directors of that Bank. Consistent with First Virginia's policies and procedures and to the same extent that other similarly situated executives at First Virginia are entitled to such benefits, Wheeling will be provided with an automobile, will be reimbursed for relocation expenses if he is relocated and will be reimbursed for country club dues and, if his employer requires that he move his club membership or if he is relocated, an initiation fee. Wheeling shall be relocated to Roanoke, Virginia within one year of the date that Premier Bank-South, N.A. converts all of its system processing to First Virginia's data processing system following its merger with First Virginia Bank-Southwest.

         2. During a thirty-day period beginning exactly one year after the Effective Date of the Merger of Premier with First Virginia, and provided Wheeling still is employed with First Virginia Bank-Southwest, Wheeling shall have the option of resigning from his position at First Virginia Bank-Southwest. If, during the thirty-day period, or any time prior thereto, First Virginia receives written notice from Wheeling of his intent to resign during that thirty-day period, First Virginia shall pay Wheeling within ten days after the payment amount has been determined (but no later than thirty days after his resignation) the highest amount possible, but in no event in excess of $410,000, which would not subject such payment to excess parachute treatment under Section 280G of the Internal Revenue Code ("hereinafter referred to as the "Severance Amount"); provided, however, that the Severance Amount shall be $410,000 if the net amount available to Wheeling after such payment, and after accounting for income and excise taxes on such payment, exceeds the net amount available to Wheeling, after accounting for income taxes, if the payment were reduced below $410,000 to the highest amount that would not be subject to excess parachute treatment under Section 280G. For purposes herein, income taxes shall be determined at the highest marginal rates in effect at the time of payment, and calculations of the payment amount and after-tax net amounts shall be made by a public accounting firm mutually agreeable to Wheeling and First Virginia.

         3. During the three-year period beginning with the Effective Date of the Merger of Premier with First Virginia, Wheeling shall not be discharged except for cause as defined herein below. If, during the first year of such period, Wheeling is (a) discharged other than for cause, (b) dies while an employee, or (c) resigns from his employment because (i) he is demoted from his position as President and Chief Administrative Officer of First Virginia Bank-Southwest other than for cause, (ii) his salary is reduced below $154,000.00 other than for cause, or (iii) First Virginia causes him to be moved to: (A) a location other than Roanoke, Virginia or (B) some location other than Roanoke not mutually agreed to by Wheeling and First Virginia, or
  (C) any location other than where Wheeling currently resides at any time prior to July, 1997, (such a resignation due to the reasons stated in paragraph 3(c)(iii)(A), 3(c)(iii)(B) and 3(c)(iii)(C) above is hereinafter referred to a "Covered Termination"), then First Virginia shall pay to Wheeling (or, in the case of his death, to his estate or other beneficiary designated in writing by Wheeling and agreeable to First Virginia) an amount equal to the sum of (a) $410,000 and (b) one twelfth of $154,000 times the number of whole and partial months that remain from the date of such discharge, death or resignation to the end of the first year.

         If, during the second and third years of the three year period, Wheeling is (x) discharged for some reason other than for cause, (y) dies while an employee, or (z) resigns and his resignation is a Covered Termination, then First Virginia shall pay to Wheeling (or, in the case of death, to his estate or other beneficiary designated in writing by Wheeling and agreeable to First Virginia) an amount equal to one-twenty-fourth (1/24) of $410,000 times the unexpired number of whole and partial months that remain from the date of such discharge, death or resignation to the end of the three-year period; provided, however, that such amount shall be reduced to an amount which would not subject such payment to excess parachute treatment under Section 280G of the Internal Revenue Code unless the net amount of the unreduced payment available to Wheeling, after accounting for income and excise taxes on the unreduced payment, would exceed the net amount of the reduced payment available to Wheeling after accounting for income taxes on the reduced payment. For purposes hereof, income taxes shall be determined at the highest marginal rates in effect at the time of payment, and calculations of the payment amount and after-tax net amounts shall be made by a public accounting firm mutually agreeable to Wheeling and First Virginia.

         Any payment pursuant to this paragraph shall be made within ten days after the payment amount has been determined but, in no event, later than thirty days after his discharge, death or resignation.

         "Cause," as used hereinabove, shall mean any of the following:

               (i) fraud or gross misconduct;

               (ii) a further violation of a rule, regulation, policy, code of conduct or directive of First Virginia or his employer after having received notice, consultation or reasonable warning about a prior violation thereof;

               (iii) continued negligence in the performance of assigned duties after having received notice, consultation or reasonable warning about a prior occurrence of such negligence, which duties shall include but not be limited to those duties set forth hereinbelow.

         4. Among Wheeling's duties are loyalty and devotion of his best efforts full time to the performance of his duties for his employer, giving proper time and attention to furthering First Virginia's business. This duty shall include not directly or indirectly engaging in any business which would detract from Wheeling's ability to apply his best efforts to the performance of his duties and not usurping any business opportunities of First Virginia.

         5. Wheeling recognizes and acknowledges that in the course of Wheeling's employment, it will be necessary for Wheeling to acquire information that could include information concerning sales, products, customers, prospective customers, computer programs, system documentation, hardware and software products, manuals, processes, methods and other confidential or proprietary information relating to First Virginia's affairs. Wheeling acknowledges that the confidential information is the property of First Virginia and its subsidiaries and affiliates and that the use, misappropriation or disclosure of such information would constitute a breach of trust and could cause irreparable harm to First Virginia. Wheeling also acknowledges that it is essential for the proper protection of the business of First Virginia that Wheeling be restrained from soliciting or inducing any employees of First Virginia or its subsidiaries and affiliates from leaving their employment and from hiring or attempting to hire any such employee. For the three-year period beginning with the Effective Date of the Merger of Premier and First Virginia, Wheeling covenants and agrees not to engage in such a breach of trust or engage in any practice which could cause such harm to First Virginia and its subsidiaries and affiliates. Upon the termination of Wheeling's employment with First Virginia Bank-Southwest or any other subsidiary or affiliate of First Virginia for any reason, Wheeling shall promptly deliver to First Virginia all correspondence, manuals, letters, notes, reports, programs, proposals and any other documents concerning the customers, products or processes used by First Virginia and its subsidiaries and affiliates.

         6. For the three-year period beginning with the Effective Date of the Merger of Premier and First Virginia, whether or not employed by First Virginia or a subsidiary or affiliate of First Virginia, Wheeling shall not compete in Southwestern Virginia (as that region is defined below) with First Virginia or any of First Virginia's subsidiaries or affiliates, or be employed by any financial institution, corporation, firm, or organization in Southwestern Virginia which competes with First Virginia or any of its subsidiaries or affiliates or directly or indirectly solicit loans, commitments for loans, deposits, trust services, insurance services, or any other type of business engaged in by Premier or First Virginia (or any of their subsidiaries or affiliates) to or with any person, firm or corporation with whom First Virginia or Premier (or any of their subsidiaries) conducted any type of business on or after February 15, 1996. For purposes of this paragraph 6, Southwestern Virginia shall include the following counties of Virginia plus the cities located within those county boundaries: Roanoke, Giles, Franklin, Montgomery, Henry, Patrick, Floyd, Pulaski, Bland, Wythe, Carroll, Grayson, Smyth, Tazewell, Buchanan, Russell, Washington, Scott, Dickenson, Wise and Lee.

         7. Wheeling acknowledges that the remedies at law for Wheeling's breach of this Agreement will be inadequate and that First Virginia shall be entitled to injunctive relief against Wheeling in the event of any such breach in addition to any other remedy or damages available. Wheeling acknowledges that the restrictions contained in this Agreement are reasonable. If, however, a court of competent jurisdiction shall hold any restriction to be unreasonable as to time, geographic area, activities or otherwise, such restrictions shall be deemed to be reduced to the extent necessary to make them reasonable, in the opinion of such court.

         8. If the Merger between Premier and First Virginia is consummated, Wheeling covenants and represents that he will not attempt to enforce or seek benefits from Wheeling's Change-in-Control Agreement with Premier dated September 22, 1993.

         9. This Agreement shall terminate if, for any reason, the Merger between Premier and First Virginia is never consummated and the Agreement and Plan of Reorganization is terminated.

         10. At the request of either party, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the above, if the arbitrator(s) find that First Virginia has violated paragraph 3 herein, the arbitrator(s) shall award Wheeling no more and no less than the amount to which Wheeling would be entitled if, as of the date Wheeling is no longer employed by First Virginia or a subsidiary thereof, Wheeling had been discharged other than for cause.

         11. This Agreement shall be governed by and in accordance with the laws of the Commonwealth of Virginia and may be amended with the mutual consent of the parties hereto. In the event of any breach of this Agreement by Wheeling, First Virginia or any subsidiary of First Virginia may institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity to obtain damages for any breach of this Agreement or to enforce the specific performance thereof by Wheeling.

         WITNESS the following signatures and seals as of the date and year first above written.


  ATTEST:                          FIRST VIRGINIA BANKS, INC.


  /s/ Christopher M. Cole           By: /s/ Barry J. Fitzpatrick     (SEAL)
  -----------------------               -----------------------------
  CHRISTOPHER M. COLE                   BARRY J. FITZPATRICK
  Vice President and                    Chairman, President and Chief
  Assistant Secretary                   Executive Officer


  WITNESS:

  /s/ Janice Lutz                       /s/ James R. Wheeling        (SEAL)
  -----------------------               -----------------------------
                                        JAMES R. WHEELING